EXHIBIT 10.20.2
May 5, 2008
Mr. David A. Loeser
Interim LLC
4100 Aspen Lane
Westlake, Texas 76262

RE:	Extension of Consulting Agreement
Dear David:
This letter is being sent in reference to the Consulting Agreement dated July 27, 2007, and effective July 22, 2007, between Interstate Brands Corporation (“IBC”) and Interim LLC (“Consultant”). As you are aware, the Consulting Agreement was scheduled to expire on April 21, 2008, and we agreed pursuant to a prior letter agreement to extend it through May 5, 2008. While IBC has not yet finalized its strategy for exiting its pending bankruptcy proceedings, your continued service is of great importance to the company’s future. Therefore, we would like to extend the current Consulting Agreement until May 19, 2008. During the extension, your rate of compensation will remain at $650 per hour (limited to 60 hours per week with no daily limit) but will not be subject to any holdback. At the conclusion of the extension period, the Agreement will continue until terminated by either party on one (1) day notice to the other. All other terms and conditions under the Consulting Agreement shall remain in full force and effect during the extension.
If you are in agreement to extend the Consulting Agreement, please sign below and return a copy of this letter to me for our files. IBC has benefited greatly from your expertise during your engagement and we are looking forward to our continued relationship.
Sincerely,
/s/ Craig D. Jung
Craig D. Jung
Chief Executive Officer
Agreed and Accepted:
INTERIM LLC

By: Name:	/s/ David A. Loeser David A. Loeser	Date:	5/5/08